EXHIBIT 10.1

April 15, 2008

Ms. Elissa J. Lindsoe

Dear Elissa:

This letter describes our mutual agreement regarding your employment with Urologix, Inc. (“Urologix”).

1.	You hereby resign as Chief Financial Officer as of the date of this letter agreement. Your status as “executive officer” of Urologix and as its principal financial officer/principal accounting officer will cease as of the date of this letter agreement.

2.	Your employment with Urologix will terminate as of May 6, 2008. Beginning May 7, 2008, Urologix will pay you severance by continuing to pay your base salary (excluding bonus) in accordance with Urologix’ regular payroll practices for a period that will end the earliest of (a) November 7, 2008; (b) the date on which you secure other full-time employment; (c) the date on which you secure other part-time employment in which you would be considered an “exempt employee” under the Fair Labor Standards Act; (d) the date on which you breach any provision of this letter agreement or the Non-Compete Agreement as described below; or (e) the date on which the aggregate amount paid in severance and the employer portion of the cost of COBRA continuation coverage as provided in paragraph 4 below equals $95,000 (the period from May 7, 2008 to such earliest date shall be defined herein as the “Severance Period”). With the first payroll following May 6, 2008, you will receive a single lump-sum payment equal to any accrued unused vacation time due you under the Company’s vacation policy.

3.	The Letter Agreement related to severance and change in control matters dated September 29, 2006 will become null and void and will be superseded by this letter agreement after the date hereof, provided that the Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition that you signed in connection with that Letter Agreement and dated September 29, 2006 (the “Non-Compete Agreement”) will remain in full force and effect.

4.

After termination of your employment in accordance with paragraph 2, you may continue health and certain other insurance coverages according to state and federal law (COBRA) beginning June 1, 2008 for up to eighteen months or until you become covered through another group plan, in which case your COBRA eligibility will end. Following termination of your employment in accordance with paragraph 2, you will receive a notice detailing your rights to continue insurance coverage under COBRA. You will be responsible for the full cost of the COBRA continuation coverage; provided, however, during the Severance Period, Urologix shall pay the employer’s portion of the cost of

COBRA continuation coverage. Once your COBRA eligibility expires, you will have the option of exercising your “Individual Conversion Right” to receive coverage through an individual plan with Urologix’ health plan provider, or you may apply for an individual policy.

5.	This letter agreement does not affect the terms of any stock option granted to you by Urologix, with the terms relating to vesting, exercisability and all other matters in accordance with the provisions of the option agreements relating to such options.

6.	Urologix agrees that it will not, directly or indirectly, make any derogatory comments to any person or entity about you. Urologix may state your focus on personal matters as the reason for your resignation.

In consideration for these benefits:

1.	You hereby release, agree not to sue and forever discharge Urologix, its past and present affiliates, officers, directors, agents, shareholders, employees, insurers, indemnitors, successors or assigns (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this letter agreement including, but not limited to, any contract, commission, wage or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act and the Family Medical Leave Act. This release extinguishes any potential claims of discrimination arising from your employment with Urologix and termination of that relationship, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. This release does not extinguish any claims which arise against any Releasee after you sign this letter agreement and does not extinguish any claims for payments required under this letter agreement. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee; and (b) are hereby waiving any right to recover from any Releasee under any lawsuit or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this letter agreement. You are advised by Urologix to review your rights and responsibilities under this letter agreement with your own lawyer.

2.	On your last day of employment with Urologix, for no additional consideration provided to you other than the benefits provided herein, you will execute and deliver to Urologix a further release of claims in the form of Exhibit A attached hereto.

3.	You have 21 days to review and consider this letter agreement. If you sign this letter agreement before 21 days have elapsed from the date on which you first receive it, then you will be voluntarily waiving your right to the full 21-day review period.

4.	After signing this letter agreement, you have the right to rescind the release insofar as it extends to your release of claims under the Age Discrimination in Employment Act and the Minnesota Human Rights Act within 15 calendar days of the date upon which you sign this letter agreement. You understand that if you desire to rescind the release as provided above, you must put the rescission in writing and deliver it to Mitchell Dann, Urologix, Inc., 14405 Twenty-First Avenue North, Minneapolis, MN 55447, by hand or by mail, within the required period. If you deliver the rescission by mail, it must be postmarked within the required period, properly addressed to Mitchell Dann and sent by certified mail, return receipt requested. If you effectively exercise this rescission right, Urologix may, at its option, either nullify this letter agreement or keep it in effect in all respects other than as to your release of claims that you have rescinded. If Urologix chooses to nullify this letter agreement, neither you nor Urologix will have any further obligation to the other under this letter agreement.

5.	You certify that you have returned all of Urologix’ property in your possession.

6.	You agree that you will not, directly or indirectly, make any derogatory comments to any person or entity about Urologix, its past and present affiliates, officers, directors, agents, shareholders and employees, or in any way interfere with or attempt to damage any of Urologix’ business or employment relationships.

7.	You agree to abide by the terms and conditions of the Non-Compete Agreement and agree that Urologix may, in addition to other remedies provided under the Non-Compete Agreement, withhold payments due to you under this letter agreement for violation of the Non-Compete Agreement. You also agree that the benefits provided under this letter agreement provide further and sufficient consideration for your obligations under the Non-Compete Agreement.

This letter agreement and offer of benefits to you shall not in any way be construed as an admission of liability by Urologix or as an admission that Urologix has acted wrongfully with respect to you. Urologix specifically denies and disclaims any such liability or wrongful acts.

In the event that any provision of this letter agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable and, as so severed or modified, the remainder of this letter agreement shall remain in full force and effect. This letter agreement shall be binding upon the successors and assigns of Urologix, whether pursuant to merger, exchange or sale of all or substantially all of the assets of Urologix and such successor shall assume Urologix’ obligations hereunder.

By signing this letter agreement, you agree that you have entered into it voluntarily, without coercion, duress or reliance on any representations by any Urologix employee, agent or lawyer.

If this letter agreement accurately reflects our understanding and agreement, please sign the original and copy and return the original to me. The copy is for your file.

Sincerely,

UROLOGIX, INC.

/s/ Mitchell Dann
By: Mitchell Dann
Interim Chief Executive Officer

Read and agreed to, this 15th day of April, 2008.

/s/ Elissa J. Lindsoe
Elissa J. Lindsoe

EXHIBIT A

TO

LETTER AGREEMENT

                    , 2008

Mitchell Dann

Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, MN 55447

Dear Mr. Dann:

I, the undersigned, in consideration of the benefits provided in that letter agreement from Urologix, Inc. (“Urologix”) to me dated April 15, 2008 (the “Agreement”), hereby release, agree not to sue, and forever discharge Urologix, , its past and present affiliates, officers, directors, agents, shareholders, employees, insurers, indemnitors, successors or assigns (collectively the “Releasees”), from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with my employment with Urologix, or the separation of that employment, or otherwise, and however originating or existing, from April 15, 2008 through the date of this release.

This release includes any claims I may have for wages, bonuses, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and any claim for discrimination or retaliation based on a protected class under state or federal law. I hereby waive any and all relief not provided for in this release.

I affirm that I have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed (to the extent that I am able to control such filing), any charge, complaint, or action of any nature or type against the Releasees, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination law.

I understand that I may rescind this release within seven (7) calendar days after signing it to reinstate claims under the Age Discrimination in Employment Act and fifteen (15) calendar days after signing it to reinstate claims arising under the Minnesota Human Rights Act. In order to be effective, the rescission must (a) be in writing; and (b) delivered to Mitchell Dann, Urologix, Inc., 14405 Twenty-First Avenue North, Minneapolis, MN 55447, by hand or by mail, within the required period; and (c) if delivered by mail, the rescission must be postmarked within the

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required period, properly addressed to Mitchell Dann and sent by certified mail, return receipt requested. I understand that any rescission of this release shall not rescind or otherwise affect the release of claims contained in the Agreement and shall only reinstate claims as provided above arising from and after the date of the Agreement to the date of this release. This release will be effective upon the expiration of the required period without rescission. I understand that if I rescind this release or the Agreement I will not continue to receive the benefits described in the Agreement.

Very truly yours,

Elissa J. Lindsoe

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